/s/ Michael Ricci

Exhibit 23.3

CONSENT OF RESPEC

RESPEC hereby consents to the use by Alliance Resource Partners, L.P. (the “Partnership”) and incorporation by reference into the Partnership’s Registration Statement on Form S-3 and related Prospectus, of our Technical Report Summaries prepared by us dated February 2022, relating to certain coal reserves and coal resources of the Partnership as of December 31, 2021. We hereby further consent to the reference to our name in the Registration Statement.

RESPEC

By: /s/ Michael Ricci

Name: Michael Ricci

Title: Principal Engineer

Dated: February 25, 2022